EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Anixter International Inc. 2017 Stock Incentive Plan of our reports dated February 23, 2017, with respect to the consolidated financial statements and schedules of Anixter International Inc., and the effectiveness of internal control over financial reporting of Anixter International Inc., included in its Annual Report on Form 10-K for the year ended December 30, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
May 25, 2017